UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 28, 2012

MTS SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

MINNESOTA	0-2382	41-0908057
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14000 TECHNOLOGY DRIVE, EDEN PRAIRIE, MN 55344
(Address of Principal Executive Offices, including Zip Code)

(952) 937-4000
(Registrant’s Telephone Number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 28, 2012, MTS Systems Corporation (the “Company”) entered into a $100 million senior unsecured five-year revolving credit facility (the “Credit Agreement” or the “Revolving Credit Facility”) among the Company, U.S. Bank National Association and HSBC Bank USA, National Association as Co-Documentation Agents, Wells Fargo Bank, National Association as Syndication Agent and JPMorgan Chase Bank, N.A. as Administrative Agent (collectively, the “Lenders”), and J.P. Morgan Securities LLC as Sole Bookrunner and Sole Lead Arranger.

The Revolving Credit Facility is available to the Company and to each Foreign Subsidiary Borrower (as defined in the Credit Agreement), which shall become a party to the Credit Agreement, on a revolving basis (collectively, the “Loans”). Amounts borrowed by Foreign Subsidiary Borrowers are limited to the total U.S. Dollar equivalent aggregate amount of $50 million. The Company may also from time to time elect to increase the commitments of the Lenders or enter into one or more tranches of term loans in minimum increments of $10 million up to an aggregate amount of $50 million as such increases may be agreed to by the Company, the Administrative Agent and each of the Lenders and/or one or more new banks, financial institutions or other entities providing the additional financing. The proceeds of the Loans will be used for general corporate purposes (including working capital financing, permitted acquisitions, share repurchases and other restricted payments as permitted under the Credit Agreement), of the Company and its subsidiaries in the ordinary course of business.

Request for borrowings will be categorized by the Company and the Lenders as defined in the Credit Agreement. The primary categories of borrowing include Eurocurrency Borrowing, ABR Borrowing, and Swingline Loans. ABR Borrowings and Swingline Loans made in U.S. Dollars under the Credit Agreement bear interest at a rate per annum equal to the Alternate Base Rate ( defined as the greatest of (a) the Prime Rate (as defined in the Credit Agreement) in effect on such day, (b) the Federal Funds Effective Rate (as defined in the Credit Agreement) in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate (as defined in the Credit Agreement) for a one month Interest Period on such day plus 1%), plus the value in the ABR Spread column of the imbedded chart based upon the Leverage Ratio applicable on such date. Eurocurrency Borrowings made under the Credit Agreement bear interest at a rate per annum equal to the Adjusted LIBO Rate for the interest period in effect for such Eurocurrency Borrowing plus the value in the Eurocurrency Spread column of the imbedded chart based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Commitment Fee Rate	Eurocurrency Spread	ABR Spread	Performance and Commercial L/C Rate
Category 1:	< 1.00 to 1.00	0.15%	0.875%	0%	0.4375%
Category 2:	> 1.00 to 1.00 but < 1.50 to 1.00	0.175%	1.00%	0%	0.50%
Category 3:	> 1.50 to 1.00 but < 2.00 to 1.00	0.20%	1.25%	0.25%	0.625%
Category 4:	> 2.00 to 1.00 but < 2.50 to 1.00	0.25%	1.375%	0.375%	0.6875%
Category 5:	> 2.50 to 1.00	0.30%	1.50%	0.50%	0.75%

Under the Credit Agreement, the Company will pay a commitment fee to or for the benefit of each Lender on the average daily amount of the available revolving commitment of such Lender during the period from the effective date of each Loan until such commitment terminates. The Company will also pay a participation fee to or for the benefit of each Lender with respect to each such Lender’s participations in Letters of Credit.

The principal balance of all outstanding Loans and any accrued and unpaid interest will be due and payable in full on the maturity date, September 28, 2017. In addition, upon the occurrence and during the continuance of any event of default under the Credit Agreement, the Administrative Agent may, at the request of the Required Lenders, terminate the commitments and declare the Loans then outstanding to be due and payable in whole (or in part), and exercise other customary rights and remedies.

Under the Credit Agreement, the Company and each Borrower party thereto are subject to customary affirmative and negative covenants, including restrictions on their ability to incur debt, create liens, dispose of assets, make investments, loans, advances, guarantees and acquisitions, enter into transactions with affiliates, and enter into any restrictive agreements, and customary events of default (including payment defaults, covenant defaults, change of control defaults and bankruptcy defaults). The Credit Agreement also contains financial covenants, including a maximum leverage ratio and a minimum interest rate ratio.

A copy of the Credit Agreement is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference. The foregoing description of the Credit Agreement is not complete or definitive and is qualified in its entirety by reference to the Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The discussion set forth in Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

The following Exhibit is hereby filed as part of this Current Report on Form 8-K:

Exhibit	Description

10.1

Credit Agreement dated as of September 28, 2012 among MTS Systems Corporation, U.S. Bank National Association, HSBC Bank USA, Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MTS SYSTEMS CORPORATION
(Registrant)

Date: October 4, 2012	By:	/s/ Susan E. Knight
Susan E. Knight
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Title	Method of filing

10.1

Credit Agreement dated as of September 28, 2012 among MTS Systems Corporation, U.S. Bank National Association, HSBC Bank USA, National Association, Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC

Filed electronically